Exhibit 4.0

SEWELL LEGAL PRACTICE

TRANSACTIONAL ATTORNEYS

Reginald Sewell
Managing Attorney
DIRECT: (713) 425-8147
MOBILE: (281) 541-5184
FACSIMILE: (713) 422-2309
rsewell@sewelllegal.com
www.sewelllegal.com

September 15, 2025

BOARD OF DIRECTORS
HyOrc Corporation
3050 Post Oak Blvd
Suite 510-P38
Houston, TX 77056-3020

c/o James McNaught-Davis (Director)
Shinichi Hirano (Director)
Richard Oblath (Director)
Andrea Magalini (Director)
Manoharan Sundaralingam (Director)
K. Reginald Fubara (Director)

Re: Registration Statement on Form 10 for HyOrc Corporation - Legal this "Opinion Letter"

Ladies and Gentlemen:

We have acted as legal counsel for HyOrc Corporation, a for profit corporation organized under the laws of the State of Wyoming (the "Company"), in connection with the Company's Registration Statement on Form-10 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Act").

The purpose of the Company's filing is to comply with certain rules and regulations as provided under the Act. Certain Form-10 requirements under Section 12(g) are exempt from registration. Company is not registering any current securities or registering any new securities for sale, and only seeks to become a fully SEC reporting company. Again, the Company is not registering any current securities or selling any new securities.

For purposes of this Opinion Letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

- Company's Certificate of Incorporation and Bylaws, as currently in effect, and in good standing in Wyoming.
- Current Cap Table.
- Current Members of the Company's Board of Directors.
- The resolutions of the Company's Board of Directors relating to Form-10.
- The executed Registration Statement.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

For purposes of this Opinion Letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, and that the representations of officers of the Company are correct as to matters of fact. We have also assumed that, as of any date of determination, the number of outstanding Shares will not exceed the number of such Shares authorized to be issued under the Company's charter. We have not independently verified any of these assumptions.

The opinions expressed in this Opinion Letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Texas Business Organization Act and the provisions of the Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sewell Legal Practice